                                                                   EXHIBIT 10.49

                             CONTRACT OF EMPLOYMENT

                             FOR Michele Fitzpatrick

This employment agreement is made between Network Associates International Limited or its subsidiaries ("the Company") and Michele Fitzpatrick, effective from the start date confirmed in the letter of appointment accompanying this Contract.

APPOINTMENT

Your continuous employment with the Company will commence on your agreed start date. Your job title will be President EMEA. You will report to the Chief Executive Officer & President, George Samenuk.

DUTIES

You shall be employed in the post of President EMEA, in which capacity you shall devote all your time, attention and skill to your duties hereunder, and shall at all times act in the interests of the Company and shall faithfully and diligently perform such duties and exercise such powers consistent as they may from time to time be assigned or vested in you by the Board or the Company.

The Company reserves the right to assign you to duties of a different nature either additional to or instead of those referred to above, it being understood that you will not be assigned duties which you cannot reasonably perform.

PLACE OF WORK

As a term of your employment you may be required to work at or from any other of the Company's current or future establishments. Your manager will inform you where your initial place of work will be. However, the Company reserves the right to require you to relocate to another site in the near future. If this site is less than 50 miles from your existing place of work you will not be given a relocation allowance.

SALARY

Your base salary will be Pound Sterling 200,000 (per annum) gross, paid on a monthly basis. You will be entitled to commission to be paid on a monthly basis one month in arrears, specific details on quota targets and achievement incentives will be as discussed with your manager and as provided separately in a Sales Incentive Plan.

Base salary payments will be made on the twenty-sixth day of each month. Performance reviews will be carried out no less than once per annum during the first quarter of each calendar year, although there is no commitment on the part of the Company to increase salaries or your commission structure on an annual basis.

HOURS OF WORK

Your normal hours of work are 40 hours in a five-day week exclusive of lunch breaks. The core office hours are 8.30am to 6.00pm, however the times are negotiable with your manager. You may be required to work additional hours from time to time.

The Working Time Regulations 1998 ("the Regulations") impose a limit on the hours which employees can be required to work, and this limit is a maximum of 48 hours over a 7 day period, averaged over 17 weeks.

The Regulations give some workers entitlement to rest breaks. Certain parts of the Regulations may not apply to certain workers or workers in special circumstances. Unless you are a worker who is not covered by or who is excluded from the Regulations or some parts or provisions of the Regulations, you will have the following entitlements:



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(i)     an entitlement to 11 hours rest between each working day;

(ii)    an entitlement to 24 hours rest in each 7 day period;

(iii) an entitlement to an uninterrupted break of 20 minutes rest if you work continuously for more than 6 hours (it is likely that this will be covered by your lunch break).

We expect you to take the rest breaks to which you are entitled. If for any reason you encounter any difficulty in taking your rest breaks, you should contact the Human Resources Department immediately.

You must obtain the consent of the Chief Executive Officer & President before you become engaged or employed in, or provide services to, any other business or organisation. Even if you obtain such consent, you must only work such hours with all employers so that you enjoy all entitlements you may have under the Regulations

HOLIDAYS

In addition to statutory public and bank holidays, you are entitled to 22 working days' annual holiday in each calendar year, paid at your normal basic rate of pay. In the first year of your employment with the Company this will be prorated based on your date of hire. Holidays not taken at the end of the twelve-month period may be carried over to the next year, provided they do not exceed 7 days and are taken within the first quarter of the next year. Holidays not taken by you or carried over as provided shall be lost.

Holidays must be requested using the Company's official holiday request form that must be properly authorised and then handed to HR for filing.

With the exception of an employee taking maternity or parental leave, an employee on unpaid leave of absence does not accrue holiday during any such period.

Upon leaving the Company, you will be paid for holiday entitlement, which has accrued but has not been utilised on a pro-rated basis in the current calendar year. An employee must work more than half the days in a month to be eligible for holiday to be accrued in that month. Where holiday taken exceeds the entitlement period, your final pay will be adjusted accordingly and by signing this Contract of Employment you consent to any deduction necessary from your final salary.

BENEFITS

As an employee of Network Associates, you are entitled to be covered under the Group Life Assurance Scheme, the PHI and the Company BUPA scheme the following month after starting. Under the Company BUPA scheme cover for your dependants (as defined) is also available if required, the cost of which will be deducted from your salary. You will also be eligible to join the Group Personal Pension Plan from the first day of the month following two complete calendar months of service, details of which are enclosed. You may also be entitled to participate in the NAI Employee Stock Purchase Plan when you meet the eligibility requirements, details of which are enclosed.

The Company reserves the right to alter, amend, cancel or vary any of the benefits provided to you at any time.

SICKNESS, INJURY & SICK PAY

If you are absent from work due to sickness or other medical incapacity the Company will continue to pay your normal salary ("Company sick pay"). Your entitlement to Company sick pay increases with length of service and is subject to your compliance with the Company's sickness reporting procedures set out below. Company sick pay entitlement in any period of 12 months is as follows:

Length of Service                    Company sick pay entitlement (working days)
-----------------                    -------------------------------------------
Less than 1 year                     5 days

1-3 years                            10 days


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3-5 years                            15 days

5 years and above                    20 days

Thereafter you will be entitled to statutory sick pay subject to the normal limits.

To qualify for sick pay a Company certification form must support any period of absence. For periods of absence of 5 working days or more, medical certification from your GP must be provided.

If your attendance is unsatisfactory because of frequent or continuous sick absence, whether medically or self-certified, your suitability for continued employment may be reviewed. No payments will be made in respect of periods of unauthorised absence from work.

You must ensure that the Company is informed by telephone as early as possible on the first working day of your illness. The Company's printed sickness form should be completed and sent to your immediate the Human Resources Director no later than 7 days after the first day of absence due to illness. It is your responsibility to notify the Company at the earliest opportunity of the anticipated duration of absence and in the case of a longer term absence, it is your responsibility to ensure that the Company is kept informed at least once a week of your progress and likely date of your return.

DISCIPLINARY PROCEDURE & GRIEVANCE PROCEDURES (SEE APPENDIX I)

The Company's Disciplinary and Grievance Procedures are summarised at Appendix
1. These are guidelines only and are not contractually binding.

INTELLECTUAL PROPERTY (SEE APPENDIX II)

You will abide by the terms of the Employee Inventions and Proprietary Rights Agreement annexed to your contract of employment.

TERMINATION OF EMPLOYMENT

Subject to the remainder of this clause you or the Company may terminate your employment for any reason on giving 6 months prior written notice PROVIDED ALWAYS that such notice cannot be given to expire earlier than 12 months after your formal date of commencement with the Company.

Notwithstanding the above, the Company may terminate your employment with immediate effect if you shall at any time:-

* be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

* act in any manner (within the course of your duties or otherwise) which is likely to bring you or the Company into disrepute or prejudice the interests of the Company; or

* you become bankrupt, apply to have or made against you a receiving order under Section 286 of the Insolvency Act 1986, or have any order made against you to reach a voluntary arrangement as defined by Section 253 of that Act; or

*       be or become of unsound mind; or

* for a period of 120 days or more in any period of 12 consecutive months be incapable of performing your duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

* be guilty of continuing unsatisfactory conduct or poor performance of your duties, after having received a written warning from the Company relating to the same; or

*       be convicted of indictable offence; or

*       be or become prohibited by law from being a director.



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Any delay by the Company in asserting its rights under these provisions does not constitute a waiver.

The Company reserves the right to make you a payment of salary in lieu of any notice of termination of employment (whether given by you or the Company). For the avoidance of doubt this payment shall consist of base salary only.

The periods of restraints set our in paragraphs 11 and 12 of Annexe II to this Agreement shall be reduced by the same number of days that you are excluded from your duties under the above provision.

The Company reserves the right to require you not to attend at work and/or not to undertake all or any of your duties hereunder during all or any part of any period of notice (whether given by you or the Company); provided always that the Company shall continue to pay your salary and contractual benefits.

RETURN OF COMPANY PROPERTY ON TERMINATION (SEE APPENDIX III)

On termination of your employment at any time, you will return forthwith to your immediate supervisor any Company property. If you fail to return such property, or damage the property, the Company reserves the right to deduct the value of the property from any salary or other monies.

HEALTH & SAFETY REGULATIONS

You will be required to comply with the requirements of the Health and Safety at Work Act 1974 and the Management of Health and Safety at Work (Amendment) Regulations 1994 to take responsible care of yourself and other persons who may be affected by your acts or omissions at work. You must not misuse or intentionally interfere with anything provided in the interests of health and safety.

DATA PROTECTION

Changes in data protection law mean that the Company will be legally obliged to obtain your consent to process personal data. Processing for these purposes includes obtaining, recording, holding and erasing data. The Company currently holds computer records and personnel files containing your employee records which included your application, references, bank details, appraisals and other records, including sensitive data relating to your health and data held for ethnic monitoring purposes. We need this information for personnel administration purposes, including any opt out agreements and the administration of payroll and, in particular, to enable us to facilitate performance reviews and administer employee benefits, to record leave entitlements and to comply with our legal obligations such as the Working Time Regulations. Your right of access to this data is as prescribed by law.

As the Company is part of the worldwide Network Associates group operating internationally, we may, from time to time, again for administrative reasons, need to make your personnel records available to other companies in our group of companies which may be located outside the European Economic Area or to transfer it to the USA. The Company may also from time to time need to make your records available to its advisors, such as its lawyers, accountants, health plan administrators and to regulatory authorities, and payroll administrators such as the Inland Revenue.

By signing and returning this Contract of Employment you consent to the Company processing this data for personal administration reasons and to its transmission to and from other Network Associates companies which may be outside the European Economic Area.

EXPENSES

You will be paid or reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to your producing receipts in respect of such expenses (when requested by the Company) and your compliance with the Company's published rules and procedures relating to business expenses. Further details of these rules and procedures can be obtained from the Finance Department.



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DEDUCTIONS

The Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your remuneration hereunder any monies due from you to the Company including but not limited to any outstanding loans, advances, training costs, the cost of repairing any damage or loss to the Company's property caused by you (and of recovering the same), excess holiday and any other monies owed by you to the Company.

EXCLUSIVITY OF SERVICE

You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company at all times.

You must not, without the written consent of the Company, be in any way directly or indirectly engaged or concerned in any other business or activities where this is, or is likely to be, in conflict with the interests of the Company or any Associated Company or where this may adversely affect the efficient performance of your duties.

CONFIDENTIALITY

You are obligated to keep all business experiences and events that you becomes aware of in the course of your occupation confidential, both during your employment and after its termination, and shall not disclose such information to any third party. This also applies to other employees unless they require such information in the course of their work. This especially applies to your obligation not to disclose your salary to other employees and to third parties.

You shall take good care of all documents including copies, carbon copies and your own notes as well as specimens and other documents (e.g. client lists, advertising material). You shall ensure that no unauthorized person has access to it and will return it on request or of your own accord after termination of employment. Rights of retention are barred.

You shall not exploit business procedures that come to your knowledge for yourself or in a dishonest way. This especially applies to lists of clients and suppliers, turnover figures, price policy, financial statements and particulars about the financial condition of the Firm.

GOVERNING LAW

This Contract of Employment is governed by and construed in accordance with the laws of England, and you and the Company submit to the exclusive jurisdiction of the English Courts.

TERMS AND CONDITIONS OF EMPLOYMENT UPDATES

The Company reserves the right to change or add to these conditions, provided that any such change will be agreed with you before implementation. Any minor changes to your terms and conditions will be provided to you in writing.

This agreement together with your offer letter and Employee Invention and Proprietary Rights Agreement constitutes the entire agreement between you and the Company. Any modifications or variations to this agreement must be in writing to be enforceable.

Please sign the attached duplicate of this statement and return it to TINA DEVIS, HUMAN RESOURCES, in the enclosed envelope.

Signed by

/s/ George Samenuk

George Samenuk
CHIEF EXECUTIVE OFFICER & PRESIDENT


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ON DUPLICATE

I acknowledge receipt and accept the terms and conditions of my employment as set out above. I also confirm that I have read data protection clause above concerning the processing of personal, including sensitive, data about me. I understand and agreed to the processing of personal data, including sensitive data, held by the Company about me and to the transfer of such data to countries outside the European Economic Area.

Signed by

Employee:      /s/ Michele Fitzpatrick             September 26, 2001
               ------------------------            ------------------
               Michele Fitzpatrick                 Dated



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                 APPENDIX I - DISCIPLINARY AND GRIEVANCE SUMMARY

The following is intended to be a summary of the disciplinary and grievance procedures that the Company may adopt in certain circumstances and is not intended to have contractual effect. It exists as a guide only and is not to be treated by either the Company or you as being contractually binding.

DISCIPLINARY PROCEDURE

Repetition of minor breaches will be dealt with by way of written warning. More serious offences or repeated infringement of Company procedure or requirements will be dealt with by way of written warning in the first instance. A written warning in this instance may be connected to or be in itself a final warning and will be clearly designated as such.

Acts of gross misconduct may result in an employee being suspended at the Company's discretion without pay or in extreme cases be dismissed without notice. Acts of gross misconduct likely to give rise to dismissal include, but are not limited to, theft of any nature, deliberate or negligent misuse of Company property, persistent refusal to perform reasonable orders from those in authority, disorderly conduct or abusive language or behaviour.

Dissatisfaction with any disciplinary decisions should be immediately notified in writing to Human Resources who will investigate the matter. If necessary, a meeting will be arranged to allow discussion of the matter between the disagreeing parties. The Human Resources shall be the ultimate arbitrator in any disciplinary dispute.

At any stage of the Procedure (including dismissal), an employee has a right to appeal against the disciplinary decision. You should inform the Human Resources Department in writing within 7 working days of notification of the disciplinary decision setting out the reasons for the appeal. All appeals will be dealt with as expeditiously as possible in the circumstances.

Wherever practicable, the appeal will be heard by a more senior level of Management in the Company than that taking the disciplinary action, whose decision shall be final within the Company. In no circumstances will the person dealing with the appeal have been involved in the disciplinary action which is the subject of the appeal.

The Company will confirm to the employee in writing the results of the appeal, and will outline the reasons for the decision reached, as soon as practicable after the appeal has been heard.

GRIEVANCE PROCEDURE

If you are unhappy about any aspect of your employment with the Company you should raise the matter first with your manager/supervisor. If you are still unhappy you should take up your grievance with Human Resources whose decision shall be final.



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            APPENDIX II - EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS

This Agreement sets out the duties of fidelity and confidentiality which bind you as an employee of Network Associates International Limited (the COMPANY). You hereby acknowledge and agree that:

1.      NO CONFLICT.


You will perform for the Company such duties as may be designated by the Company from time to time. These may include duties for any other company in the Network Associates group of companies ("the Network Group"). During your period of employment by the Company, you will devote your best efforts to the interests of the Company and the Network Group and will not engage in other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without the prior written consent of the Company.

2.      PERIOD OF EMPLOYMENT.

The period of your employment as defined herein includes any time in which you may be retained by the Company as per your employment contract or offer letter.

3.      PROPRIETARY INFORMATION.

Your employment creates a relationship of confidence and trust between the Company and you with respect to any information:

(a)   Applicable to the business of the Company; or

(b) Applicable to the business of any client or customer of the Company, which may be made known to me by the company or by any client or customer of the Company, or learned by you in such context during the period of your employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information.

4.      NONDISCLOSURE OF PROPRIETARY INFORMATION.

All Proprietary Information is the sole property of the Company, its assigns, and its customers and the Company, its assigns and its customers shall be the sole owner of all patents, copyrights, trade secrets and other rights in connection therewith. You hereby assign to the Company any rights you may have or acquire in such Proprietary Information. At all times, both during your employment by the Company and after its termination, you will keep in confidence and trust all Proprietary Information, and you will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing your duties as an employee of the Company. Notwithstanding the foregoing, it is understood that, at all such times, you are free to use information which is generally known in the trade or industry not as a result of a breach of this Agreement and your own skill, knowledge, know-how and experience to whatever extent and in whatever way you so wish.


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5.      RETURN OF MATERIALS.

Upon termination of your employment or at the request of the Company before termination, you will deliver to the Company all written and tangible material and copies thereof, in your possession incorporating the Proprietary Information or otherwise relating to the Company's business.

6.      INVENTIONS.

As used in this Agreement, the term "Inventions" means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works.

7.      OWNERSHIP OF COMPANY INVENTIONS; LICENSE OF PRIOR INVENTIONS.

You hereby agree promptly to disclose and describe to the Company, and you hereby assign and agree to assign to the Company or its designee, your entire right, title, and interest in and to all Inventions and any associated intellectual property rights which you may solely or jointly conceive, develop or reduce to practice during the period of your employment with the Company (a) which relate at the time of conception or reduction to practice of the invention to the Company's business or actual or demonstrably anticipated research or development, or (b) which were developed on any amount of the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (c) which resulted from any work I performed for the Company ("Company Inventions").

8.      CO-OPERATION IN PERFECTING RIGHTS TO INVENTIONS.

(a) You agree to perform, during and after your employment, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to the Company. Such acts may include, but are not limited to, execution of documents and assistance or co-operation in the registration and enforcement of applicable patents, copyrights, or other legal proceedings.

(b) In the event that the Company is unable for any reason to secure your signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), you hereby irrevocably designate and appoint the Company and its duly authorised officers and agents as your agents and attorneys to act for and on your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or other rights thereon with the same legal force and effect as if executed by you.

9.      NO VIOLATION OF RIGHTS OF THIRD PARTIES.

Your performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to your employment with the Company, and you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You are not a party to any other agreement which will interfere with your full compliance with this Agreement. You agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

10.     SURVIVAL.

This Agreement (a) shall survive your employment by the Company, (b) does not in any way restrict your right or the right of the Company to terminate your employment at any time, for any reason or for no reason as per your employment contract, (c) inures to the benefit of successors and assigns of the Company, and (d) is binding upon your heirs and legal representatives.


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11.     NON SOLICITATION OF EMPLOYEES.

During the term of your employment with the Company and for a period of twelve
(12) months thereafter, you will not on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly solicit, encourage, or cause others to solicit or encourage any employee, officer or consultant of the Company with whom you have had dealings during the course of your employment with the Company and who is employed by the Company in the same department as you, at the date of termination of your employment or during the twelve months prior to termination, to terminate their employment with the Company.

12.     NON SOLICITATION OF CUSTOMERS.

During the term of your employment with the Company and for a period of six (12) months following termination you will not on your own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or,
(ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with any person, undertaking, firm or company which, at the date of termination of your employment or at any time during the twelve months prior to termination was a customer, client or supplier of the Company and with whom you had dealings or were involved with or was in a management role for, during the period of twelve months prior to termination.

13.     NOTICES.

Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or such other addresses as either party may specify in writing.

14.     GOVERNING LAW.

This Agreement shall be governed in all respects by English law and the parties hereby sought to exclusive jurisdiction of the English Courts.

15.     SEVERABILITY.

Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

16.     WAIVER.

The waiver by the Company of a breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any other or subsequent breach by me.

17.     ENTIRE AGREEMENT.

This Agreement represents your entire understanding with the Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both you and the Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.


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




You certify and acknowledge that you have carefully read all of the provisions of this Agreement and that you understand and will fully and faithfully comply with such provisions.

I ACKNOWLEDGE RECEIPT of a copy of this agreement.

Signed by      _______________________             _______________
               Michele Fitzpatrick                 Dated



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                     APPENDIX III - PROPERTY AGREEMENT FORM

This Agreement is intended to formalise in writing certain understandings and procedures which have been in effect since the time I was initially employed by Network Associates, Inc., doing business as Network Associates Inc., or any business unit or company wholly or partly owned by Network Associates Inc., including without limitation, myCIO.com.Inc., or Mcafee.com Corporation, and Nihon Network Associates, Inc. (the "Company"). I acknowledge and agree that:


1. Upon termination of my employment with the Company, I will return all Company owned property I have received during my employment; as well as palm pilots, printers, fax machines, pagers or any other Company owned property inn my possession.

2. If I have not returned all Company owned property on or before my last day of employment, I agree to allow Company to withhold from my final compensation the amounts that Company paid for the Company owned property that I fail to return.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

COMPANY:                                           EMPLOYEE:
Network Associates

By:                                                By:

Title:                                             Title:

Dated:                                             Dated:



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